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EXHIBIT 5.1
May 12, 2008
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Post Effective Amendment No. 1 to the Registration Statement on Form S-8 to be filed by Midwest Banc Holdings, Inc. (the “Company”), with the Securities and Exchange Commission on or about May 1, 2008 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 200,000 shares of Common Stock, par value $0.01 per share (the “Plan Shares”), issuable under the Company’s 401(k) Plan (the “Plan”) and the related participation interests under the Plan (the “Plan Interests”). We have acted as counsel for the Company in connection with the Registration Statement.
     Based upon the foregoing, and assuming the Plan Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable and the Plan Interests will be legally issued and validly binding upon the Company and the Plan.
     The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Timothy M. Sullivan
Hinshaw & Culbertson LLP
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